Exhibit 10.3

ADDRESSEE ONLY
--------------

                                             Mr. Shane FLEMING
                                             -----------------


                                             New Jersey, December 11th, 2005


Dear Mr. Fleming,


In the frame of your employment contract with Cytec Industries INC., we hereby have the pleasure to offer you a temporary assignment in Brussels, Belgium within Cytec Surface Specialties SA/NV.

As from January 1st, 2006, you will be assigned to Belgium for a period of three years. Given that such assignment requires some flexibility, Cytec Surface Specialties retains the right to extend or reduce this term, taking into consideration the evolution of business needs with a maximum of 5 years in total.

The policy applicable during your assignment to Belgium will be the Expatriation Policy 2006.

The breakdown of your package is shown on the enclosed sheet (enclosure 1).


1.   EMPLOYMENT AGREEMENT
     --------------------

     During your temporary employment at Cytec Surface Specialties SA/NV, your employment agreement with Cytec Industries Inc. will remain in force.

     This employment agreement will, by mutual agreement, be subject to the additional provisions as set out in this letter, as well as to the legal provisions of the country you will be working in (i.e. Belgium).

     The termination of your US contract would put an automatic end to the present assignment contract.


2.   JOB DESCRIPTION
     ---------------

     During your Belgian assignment you will be employed as `President Cytec Specialty Chemicals'.


3.   REMUNERATION
     ------------

     During your assignment in Belgium, you will receive from Cytec Industries Inc., onto your US bank account, a monthly gross salary of USD 30,000,00 (x 12/year) less actual social security contributions, hypothetical income tax and other applicable deductions.

International Assignment
S. Fleming
Page 2 of 5

     During the course of the assignment, your gross base salary will be reviewed annually according to the terms and procedures prevailing in the Home country, but will be based on your performance and achievement in the Host country.

     At the end of each year you may be entitled to a target bonus under the US employee bonus system, depending on your meeting your personal objectives as set out by Cytec Industries Inc.


4.   SOCIAL SECURITY
     ---------------

     During your assignment, you will remain subject to the actual US social security, through the social agreement signed between Belgium and the USA. Cytec Surface Specialties SA/NV will undertake all necessary measures to obtain the exception from the Belgian social security system materialized through the Certificate of coverage.

     In addition, you will be entitled to benefit from a private medical insurance contracted and paid by Cytec Surface Specialties SA/NV and which will cover 80% of medical and up to 100% hospitalization expenses and repatriation insurance.

5.   HOLIDAY ENTITLEMENT
     -------------------

     Your annual vacation entitlement will be in accordance with your US vacation policy. However, should local custom provide for a combined vacation and bank holiday policy that is more generous, you may participate in that policy.

6.   TAX AND LEGAL ASSISTANCE
     ------------------------

     Given the taxation competence to be complied with in Belgium, the tax administration of each of the abovementioned elements needs to be examined under the requirements of the Belgian tax legislation. The assigned tax consultants will help you in meeting your tax filing obligations in both the Home and the Host country. The fees related to this duty will be paid by Cytec Surface Specialties.

     Furthermore, in Belgium, Cytec Surface Specialties will undertake all necessary measures in order to obtain the application of the foreign executive's tax regime.

     In order to complete your tax returns, you are responsible for providing all necessary information to the tax consultant in a timely manner. If you fail to provide this information in the designated time period, and as a result, cause a late filing of your returns, you will be liable for any penalties, fines and interest incurred.


7.   EXTRA LEGAL BENEFITS
     --------------------

     During your Belgian assignment, you will remain eligible to participate in the US Cytec Industries Inc. benefit plans including the flexible benefits, pension and savings and profit sharing plans.


8.   RELOCATION PROCESS
     ------------------

     Expenses related to your relocation to Belgium will be supported by Cytec Surface Specialties SA/NV, subject to the terms and conditions set out below.

International Assignment
S. Fleming
Page 3 of 5

     8.1. Travel expenses
     Cytec Surface Specialties will reimburse your travel expenses to Belgium, as well as your family's, at the beginning of your assignment.


     8.2. Moving
     The company will pay the expenses relating to the moving of your personal belongings to your chosen accommodation in Belgium. The International Mobility Department will arrange your moving in collaboration with a relocation company designated by Cytec Surface Specialties.

     Cytec Surface Specialties SA/NV will bear the cost of an insurance policy against damages during the move. Therefore, you are requested to submit to the moving company at least one week prior to the move, a detailed list and valuation of the household goods to be moved.

     Upon completion of your assignment to Belgium, Cytec Surface Specialties will pay the expenses relating to the moving of your personal belongings to your home country.


     8.3. Settling-in allowance
     Cytec Surface Specialties will pay a flat rate settling-in allowance of USD 10,000.00 at the beginning of your employment. We would like to draw your attention that in case of tax control or queries by the tax authorities, it is the employee's responsibility to produce proof of his relocation costs.


     8.4. Relocation
     You and your spouse are entitled to a one-week house hunting trip. The travel to and from New Jersey and the hotel will be paid by Cytec Surface Specialties. A professional relocation company will help you with any question with regards to living in Belgium (lease agreement, utilities, real estate agency & house hunting, bank account set up, liaison with bank to assist in mortgage application and approval process...) during your stay. In case you do not find a house immediately or in case you cannot enter into your house immediately, Cytec Surface Specialties will pay for temporary accommodation, up to a maximum of three months.

     Cytec will also assist you and bear the costs of the sale of your current accommodation in New Jersey and will further assist you for the purchase of a condo.


9.   HOUSING
     -------

     During your stay in Belgium, your will be entitled to stay in an accommodation with a monthly rental of up to EUR 4,600.00. This amount can be reviewed in case of an increase in rental prices at the onset of the assignment.


9.   HOME LEAVE
     ----------

     Cytec Surface Specialties will provide you and your family (spouse and children) with two roundtrip return tickets per twelve months stay in the Host country. If you choose not to use these tickets, you are entitled to pass them on to close family members (parents only).

     In case of the death or serious illness of a member of your family (direct line or second degree), you will be entitled to a return ticket to the USA.

International Assignment
S. Fleming
Page 4 of 5

10.  EXPAT PREMIUM
     -------------

     You will be granted an Expat Premium amounting to an annual gross payment of USD 25,000.00, the maximum allocated for an assignment. This first amount represents the premium granted during the first year of assignment and will be at the beginning of the assignment. A pro-rated second amount will be paid upon return to your home country and will represent the final two year's expat premium.


11.  COLA (Cost of Living Allowance)
     -------------------------------

     It is anticipated that you will receive a cost of living allowance due to offset the difference in the purchase price of cost of goods and services between the USA and Belgium. This allowance is determined by applying appropriate indices (as published by ORC) to your spendable income, and will be adjusted four times a year relative to the ORC official rate of exchange and upon any changes in the index resulting from pricing surveys or inflationary adjustments. The allowance can be increased, reduced or withdrawn according to changes in the ORC index.

12.  TAX EQUALIZATION
     ----------------

     Your taxes will be equalized. Your Belgian income tax burden should remain the same as if you lived in the USA and that no advantage or disadvantage shall accrue to you due to differences in income tax rates between Belgium and the USA. Cytec Surface Specialties will bear the cost of the actual income taxes (home and host countries) incurred during your assignment and linked to your professional incomes.

     Your US income tax burden, which is labeled as "hypothetical tax", will be based on Cytec Surface Specialties professional earned income (annual base salary, bonus, SOP) and the personal income/deductions that you may have. The hypothetical tax burden will be deducted from your monthly global compensation.

     There will be a reconciliation at the end of each year to correct any over or under payments made during the year. Please note that any refunds received by you and related to the taxable income covered under the policy of tax equalization will be owed to the Company and will not be yours to keep for as long as you remain an employee of Cytec.

     The declaration of personal income taxes, in accordance with any and all tax regulations which apply, will remain your responsibility.


13.  COMPANY CAR
     -----------

     Cytec Surface Specialties will put at your disposal a company car, in accordance with the rules and regulations in force from time to time within the Belgian company.

     A deduction for the private use of the car will be applicable during the assignment based on the Host country policy.


14.  MISCELLANEOUS
     -------------

     In case unexpected circumstances would arise during the term of this agreement, the parties will discuss these circumstances with a view to finding a solution suitable to both parties.

International Assignment
S. Fleming
Page 5 of 5

     During this assignment, the expatriate agreement will supersede the US contract terms when in conflict.



Looking forward to your acceptance of the assignment,


Yours sincerely,


            /s/ Joseph E. Marosits                            /s/ David Lilley
            ----------------------                          ------------------
                   J. Marosits                                  D. Lilley
      Vice-President Human Resources Cytec                      CEO Cytec

For acceptance


S. Fleming
----------

/s/ Shane Fleming
-----------------